June 23, 1999

GE Capital Mortgage Services, Inc.
Three Executive Campus
Cherry Hill, New Jersey  08002

     Re: GE Capital Mortgage Services, Inc. 1999-14 Trust REMIC Mortgage Pass-Through Certificates, Series 1999-14
          ---------------------------------------------------------------

Ladies and Gentlemen:

     I am Vice President and General Counsel of GE Capital Mortgage Services, Inc., a New Jersey corporation ("GECMSI"), and, in such capacity, I am familiar with (i) the preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), of the registration statement on Form S-3 (File Nos. 333-68951 and 333-68951-01) as amended to the date hereof (the "Registration Statement"), by GECMSI and GE Capital Mortgage Funding Corporation relating to the registration of $15,000,000,000 aggregate principal in respect of mortgage pass-through certificates issuable in series; (ii) the proposed issuance of REMIC Mortgage Pass-Through Certificates, Series 1999-14 (the "Certificates") by GE Capital Mortgage Services, Inc. 1999-14 Trust under a Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), between GECMSI and State Street Bank and Trust Company, as trustee, and (iii) the sale of certain classes of the Certificates (the "Offered Certificates") by GECMSI to PaineWebber Incorporated ("PaineWebber") pursuant to an underwriting agreement dated April 24, 1995, as amended and supplemented by a terms agreement dated the date hereof (together, the "PaineWebber Underwriting Agreement") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch" and together with PaineWebber, the "Underwriters") pursuant to an underwriting agreement dated January 22, 1998, as amended and supplemented by a terms agreement dated the date hereof (together, the "Merrill Lynch Underwriting Agreement," and together with the PaineWebber Underwriting Agreement, the "Underwriting Agreements") for public offer and resale by the Underwriters pursuant to a Prospectus Supplement dated the date hereof to the Prospectus dated April 22, 1999, relating to the Registration Statement.

     In arriving at the opinions expressed below, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such documents, agreements and instruments, such corporate records of GECMSI and such other instruments and other certificates of public officials, officers and representatives GECMSI and such other persons and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified that the signatures on all documents that I have examined are genuine, and have assumed and not verified the accuracy as to factual matters of each document I have reviewed.

     Based on the foregoing, it is my opinion that (i) the execution, delivery and performance by GECMSI of the Pooling and Servicing Agreement, (ii) the issuance of the Certificates pursuant to the Pooling and Servicing Agreement and
(iii) the sale of the Offered Certificates by GECMSI pursuant to the Underwriting Agreements have been duly authorized by GECMSI.

     In giving the foregoing opinions, I express no opinion as to the laws of any jurisdiction other than the laws of the State of New Jersey.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement without admitting that I am an "expert" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.


                                          Very truly yours,

                                          /s/ Thomas F. Kleissler
                                          -----------------------
                                          Thomas F. Kleissler